Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Reports Strong First Quarter Results

BROOMFIELD, Colo., April 26, 2007—Ball Corporation [NYSE:BLL] today reported first quarter 2007 earnings of $81.2 million, or 78 cents per diluted share, on sales of $1.69 billion, compared to $44.4 million, or 42 cents per diluted share, on sales of $1.37 billion in the first quarter of 2006.
The sharp increase in earnings came from the corporation’s metal beverage packaging segments and its aerospace and technologies segment. The first quarter of 2007 included a full quarter’s results from acquisitions made in the plastic packaging and food and household products packaging segments in March 2006, contributing to the year-over-year increase in sales.
R. David Hoover, chairman, president and chief executive officer, said the 2007 results were records for Ball for both first quarter sales and earnings.
“We are pleased with the strong first quarter results, especially considering they came despite minimal earnings contributions from two of our five reporting segments,” Hoover said. “We continue to look to maximize results across the board while striving in particular to improve results in those underperforming segments.”

Metal Beverage Packaging, Americas

Earnings in the corporation’s metal beverage packaging, Americas, segment were $93.8 million on sales of $637.5 million, compared to $53.5 million on sales of $592.4 million in the first quarter of 2006.
“We have begun working off the aluminum sheet inventories we had on hand at the end of 2006,” Hoover said, “and we expect to be back to more normal levels of inventory by the third quarter. That will greatly improve our free cash flow in this segment over 2006 levels.

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“We also are benefiting from lower energy costs compared to a year ago and from the improvements we are realizing in our project to upgrade and streamline our beverage can end manufacturing processes,” Hoover said. “We do not expect that capital project to be finished until 2008, but the efficiencies we are seeing are helping improve results now as we expect to produce approximately 12.5 billion ends this year using the new processes.”

Metal Beverage Packaging, Europe/Asia

Earnings in the metal beverage packaging, Europe/Asia, segment were $44.9 million on sales of $385 million, compared to $28.1 million on sales of $300.9 million in the first quarter of 2006.
“Better pricing, some favorable weather in Europe that fueled early seasonal demand for beverage cans and a stronger euro versus the dollar were among factors contributing to the strong performance of the segment,” Hoover said. “We also saw sales volume gains in China and the easing of the unfavorable margin compression that dampened results there throughout 2006.”

Metal Food & Household Products Packaging, Americas

The metal food and household products packaging, Americas, segment first quarter 2007 results were a loss of $0.2 million on sales of $278.8 million, compared to earnings of $1 million, including a $2.1 million restructuring charge to close a plant in Canada, on sales of $189.3 million a year ago.
“We had some high cost inventory that we needed to work through the system, and we did that,” Hoover said. “We continue to take actions identified when we acquired U.S. Can last year, and other steps we have uncovered since, to properly integrate the acquired assets with what had been our metal food can business.”

Plastic Packaging, Americas

Earnings in the plastic packaging, Americas, segment were $2.3 million on sales of $186.6 million, compared to $1.6 million on sales of $122.4 million in the first quarter of 2006.
“The acquisition we made a year ago in our plastic packaging segment has been fully integrated and is tracking our plan, but slow demand for certain PET plastic containers caused us to idle some production capacity during the quarter, negatively affecting results in the segment,” Hoover said.

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Aerospace and Technologies

Earnings in the aerospace and technologies segment were $19.6 million on sales of $206.3 million, compared to $9.5 million on sales of $159.9 million a year ago.
“We are seeing a nice pick up in our aerospace and technologies segment, due in part to a favorable mix of new projects won in 2006 and improving program margins,” Hoover said.

Outlook

Raymond J. Seabrook, executive vice president and chief financial officer, said expectations for free cash flow for 2007 remain strong.
“We expect adjusted full year free cash flow to be at least $350 million, and capital spending, net of property insurance recoveries, to be around $275 million,” Seabrook said. “We will use some of the cash flow to buy back more than $175 million of stock during 2007.
“As part of our overall debt reduction strategy, we anticipate contributing an incremental $70 million, or $43 million after tax, to our North American pension plans, probably in the fourth quarter,” Seabrook said.
“From an earnings standpoint, we had what was undoubtedly the best first quarter in the corporation’s history,” Hoover said. “Still, we see upside in our underperforming metal food and household packaging products and plastic packaging products segments later this year and beyond. There also are opportunities to improve results in our top performing segments and we continue to work on those. Margins in our metal beverage packaging, Americas, segment will ease somewhat as we work off metal inventories.
“Our strong performance in the first quarter makes us more confident that our full year results will show solid improvement over 2006, though we do not expect the first quarter percentage rate of improvement to continue over the remaining three quarters of the year,” Hoover said. “We are working hard to continue the positive trend we have established.”
Ball Corporation is a supplier of high-quality metal and plastic packaging products and owns Ball Aerospace & Technologies Corp. Ball Corporation and its subsidiaries employ more than 15,500 people worldwide and reported 2006 sales of $6.6 billion.

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Conference Call Details
Ball Corporation will hold its regular quarterly conference call on the company's results and performance today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-263-9160. International callers should dial 212-676-4900. For those unable to listen to the live call, a taped rebroadcast will be available until 11 a.m. Mountain Time on May 3, 2007. To access the rebroadcast, dial 800-633-8284 (domestic callers) or +1-402-977-9140 (international callers) and enter 21333853 as the reservation number.
Please use the following URL for a Web cast of the live call and for the replay:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1507344
A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's Web site at www.ball.com in the investor relations section under "presentations."

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov.  Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates, tax rates and activities of foreign subsidiaries. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

7/07                                         # # #

Condensed Financials (March 2007)
Unaudited Statements of Consolidated Earnings

	Three months ended
($ in millions, except per share amounts)	April 1, 2007	April 2, 2006
Net sales (Note 2)	$1,694.2	$1,364.9
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,394.3	1,156.7
Business consolidation costs (Note 4)	–	2.1
Depreciation and amortization	65.0	54.6
Selling, general and administrative	82.2	70.3
	1,541.5	1,283.7
Earnings before interest and taxes (Note 2)	152.7	81.2
Interest expense	(37.9)	(23.3)
Tax provision	(36.7)	(16.5)
Minority interests	(0.1)	(0.2)
Equity in results of affiliates	3.2	3.2
Net earnings	$81.2	$44.4
Earnings per share (Note 4):
Basic	$0.79	$0.43
Diluted	$0.78	$0.42

Weighted average shares outstanding (000s):
Basic	102,110	103,245
Diluted	103,815	105,053

Condensed Financials (March 2007)
Unaudited Statements of Consolidated Cash Flows

	Three months ended
($ in millions)	April 1, 2007	April 2, 2006
Cash Flows From Operating Activities:
Net earnings	$81.2	$44.4
Depreciation and amortization	65.0	54.6
Income taxes	19.2	(10.3)
Pension funding and expense, net	4.2	5.5
Other changes in working capital	(281.3)	(260.2)
Other	4.0	(5.8)
	(107.7)	(171.8)
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(88.1)	(64.4)
Acquisitions (Note 3)	–	(767.9)
Property insurance proceeds	48.6	–
Other	2.4	1.5
	(37.1)	(830.8)
Cash Flows From Financing Activities:
Net change in borrowings	139.2	1,029.6
Dividends	(8.0)	(8.5)
Purchase of common stock, net	(89.7)	(28.5)
Other	3.0	(4.4)
	44.5	988.2
Effect of exchange rate changes on cash	–	0.3
Change in cash	(100.3)	(14.1)
Cash–beginning of period	151.5	61.0
Cash–end of period	$51.2	$46.9

Condensed Financials (March 2007)
Unaudited Consolidated Balance Sheets

($ in millions)	April 1, 2007	April 2, 2006
Assets
Current assets
Cash and cash equivalents	$51.2	$46.9
Receivables, net	698.6	586.5
Inventories, net	1,018.7	890.2
Deferred taxes and other current assets	90.7	92.2
Total current assets	1,859.2	1,615.8
Property, plant and equipment, net	1,889.2	1,821.1
Goodwill	1,770.4	1,738.4
Other assets	399.2	417.1
Total assets	$5,918.0	$5,592.4
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$238.2	$119.0
Payables and accrued liabilities	1,095.8	1,064.8
Total current liabilities	1,334.0	1,183.8
Long-term debt	2,360.7	2,533.7
Other liabilities and minority interests	1,010.8	965.6
Shareholders’ equity	1,212.5	909.3
Total liabilities and shareholders’ equity	$5,918.0	$5,592.4

Notes to Condensed Financials (March 2007)

1.  Accounting Policy Change

In the fourth quarter of 2006, management changed the method of inventory accounting for the majority of inventories in the metal beverage packaging, Americas, and metal food and household products packaging, Americas, segments from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. The FIFO method of inventory accounting better matches revenues and expenses in accordance with sales contract payment terms. The quarter ended April 2, 2006, has been retrospectively adjusted on a FIFO basis in accordance with Statement of Financial Accounting Standards No. 154.

2.  Business Segment Information

($ in millions)	Three months ended
	April 1, 2007	April 2, 2006
Sales–
Metal beverage packaging, Americas	$637.5	$592.4
Metal beverage packaging, Europe/Asia	385.0	300.9
Metal food & household products packaging, Americas (Note 3)	278.8	189.3
Plastic packaging, Americas (Note 3)	186.6	122.4
Aerospace and technologies	206.3	159.9
Consolidated net sales	$1,694.2	$1,364.9

Earnings before interest and taxes (A)–
Metal beverage packaging, Americas	$93.8	$53.5
Metal beverage packaging, Europe/Asia	44.9	28.1
Metal food & household products packaging, Americas (Note 3)	(0.2)	3.1
Business consolidation costs (Note 4)	–	(2.1)
Total metal food & household products packaging, Americas	(0.2)	1.0
Plastic packaging, Americas (Note 3)	2.3	1.6
Aerospace and technologies	19.6	9.5
Segment earnings before interest and taxes	160.4	93.7
Undistributed corporate costs	(7.7)	(12.5)
Earnings before interest and taxes	$152.7	$81.2

(A) Certain reclassifications were made to prior year figures to conform to the current year presentation (see Note 1).

Notes to Condensed Financials (March 2007)

3. Acquisitions

On March 27, 2006, Ball Corporation acquired all the issued and outstanding shares of U.S. Can Corporation and on March 28, 2006, the company acquired certain plastic container net assets from Alcan Packaging. The results of the acquisitions were not significant to Ball’s consolidated net sales or net earnings in the first quarter of 2006.

4. Business Consolidation Activities

In the first quarter of 2006, a $2.1 million charge ($1.4 million after tax) was recorded in the metal food and household products packaging, Americas, segment to shut down a food can line in a Canadian plant and to reflect the recovery of business consolidation costs expensed in 2005. The charge was reduced during the fourth quarter of 2006 by $0.7 million ($0.5 million after tax) to reflect the net proceeds on the disposition of the plant’s fixed assets.

A summary of the effects of the above transaction on after-tax earnings follows:

	Three months ended
($ in millions, except per share amounts)	April 1, 2007	April 2, 2006
Net earnings as reported	$81.2	$44.4
Business consolidation costs, net of tax	–	1.4
Net earnings before business consolidation costs	$81.2	$45.8
Per diluted share before business consolidation costs	$0.78	$0.43

Ball’s management segregates the above item related to closed facilities to evaluate the company’s performance of current operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.